UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               SPUR VENTURES INC.
                                (Name of Issuer)

                        Common Shares without par value
                         (Title of Class of Securities)

                                     852162
                                 (CUSIP Number)

                                  May 13, 2003
            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          |_|  Rule 13d-1(b)

          |X|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)

CUSIP No. 852162                                              Page 2 of 10 Pages

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1.   NAME OF REPORTING PERSON   Exploration Capital Partners Limited Partnership

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                       88-0384192


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                          Nevada
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                                      0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                             2,000,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                                    0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                               2,000,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       2,000,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            8.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                                                              PN
--------------------------------------------------------------------------------

CUSIP No. 852162                                              Page 3 of 10 Pages

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1.   NAME OF REPORTING PERSON            Resource Capital Investment Corporation
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                        88-0384205


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                          Nevada
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                                      0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                             2,000,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                                    0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                               2,000,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       2,000,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            8.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                                                              CO
--------------------------------------------------------------------------------

CUSIP No. 852162                                              Page 4 of 10 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON                     Rule Family Trust udt 12/17/98
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    Not Applicable


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                                      0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                             2,140,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                                    0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                               2,140,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       2,140,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            8.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                                                              OO
--------------------------------------------------------------------------------

CUSIP No. 852162                                              Page 5 of 10 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON                               Arthur Richards Rule
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    Not Applicable


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                                      0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                             2,140,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                                    0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                               2,140,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       2,140,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            8.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                                                              IN
--------------------------------------------------------------------------------

CUSIP No. 852162                                              Page 6 of 10 Pages

Item 1(a). Name of Issuer:

           Spur Ventures Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           Suite 1212 - 1130 West Pender Street
           Vancouver, British Columbia, Canada V6E 4A4

Item 2
      (a). - (c).
      Name, Principal  Business Address and Citizenship of Persons Filing:

       (1) Exploration Capital Partners Limited Partnership ("Exploration Capital")
           7770 El Camino Real
           Carlsbad, California 92009
           Citizenship:  Nevada

       (2) Resource Capital Investment Corporation ("Resource Capital") 7770 El Camino Real
           Carlsbad, California 92009
           Citizenship:  Nevada

       (3) Rule Family Trust udt 12/17/98 (the "Trust")
           7770 El Camino Real
           Carlsbad, California 92009
           Citizenship:  California

       (4) Arthur Richards Rule ("Mr. Rule")
           7770 El Camino Real
           Carlsbad, California 92009
           Citizenship:  California

Item 2(d). Title of Class of Securities: Common Shares without par value

Item 2(e). CUSIP Number: 852162

Item 3.    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), check whether the person filing is a:

      (a) / / Broker or dealer registered under Section 15 of the Exchange Act.

      (b) / / Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) / / Investment company registered under Section 8 of the Investment Company Act.

      (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

      (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

      (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

      (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

      (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  Not Applicable

CUSIP No. 852162                                              Page 7 of 10 Pages

Item 4.     Ownership.

            The information in items 1 and 5 through 11 on the cover pages (pp. 2-5) on Schedule 13G is hereby incorporated by reference.

            This Statement is filed by (i) Exploration Capital, as the direct beneficial owner of 2,000,000 Common Shares (including 1,000,000 immediately exercisable share purchase warrants) of the Issuer; (ii) by virtue of its position as General Partner of Exploration Capital, by Resource Capital; (iii) by virtue of its indirect ownership and control of (A) Exploration Capital (as owner of 90% of Resource Capital) and (B) Global Resource Investments Ltd. ("Global Resource"), a direct beneficial owner of Common Shares, as set forth below, by the Trust; and (iv) by virtue of his positions with Resource Capital and ownership interest in the Trust, as described in the following sentence, by Mr. Rule. Mr. Rule is President and a Director of Resource Capital and, with his wife, is co-Trustee of the Trust, which owns 90% of Resource Capital.

            Global Resource, which is not a Reporting Person, is the direct beneficial owner of 140,000 Common Shares, aggregating less than 1% of the Issuer's outstanding Common Shares. The corporate General Partner of Global Resource is Rule Investments, Inc. ("Rule Investments"). The Trust owns 100% of Rule Investments.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certification.

            By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 852162                                              Page 8 of 10 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:    May 15, 2003        Exploration Capital Partners Limited Partnership

                             By: Resource Capital Investment Corporation, its general partner


                             By:  /s/ Keith Presnell
                                  ---------------------------------------------
                                  Keith Presnell, Chief Financial Officer


Date:    May 15, 2003        Resource Capital Investment Corporation


                             By:  /s/ Keith Presnell
                                  ----------------------------------------------
                                  Keith Presnell, Chief Financial Officer


Date:    May 15, 2003        Rule Family Trust udt 12/17/98


                             By:  /s/ Keith Presnell
                                  ----------------------------------------------
                                  Keith Presnell, Attorney-in-Fact for
                                    Arthur Richards Rule, Trustee


Date:    May 15, 2003        Arthur Richards Rule, individually


                             By:  /s/ Keith Presnell
                                  ----------------------------------------------
                                  Keith Presnell, Attorney-in-Fact